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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF HEWITT & MCGUIRE, LLP]

                                January 6, 1997

Prosoft I-Net Solutions, Inc.
7100 Knott Avenue
Buena Park, CA 90620

           Re: Form S-8 Registration Statement
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Gentlemen:
           We have acted as your legal counsel in the preparation of the Form S-8 Registration Statement ("Registration Statement") which will be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,792,500 shares of common stock, $.001 par value, ("Common Stock") of Prosoft I-Net Solutions, Inc., a Nevada corporation ("Company") issuable upon exercise of the stock options granted pursuant to the ProSoft Development, Inc. 1996 Stock Option Plan and the Pro-Soft Development Corp. 1996 Stock Option Plan.

           As such legal counsel, we have made such legal and factual inquiries as we deemed necessary under the circumstances for the purposes of rendering this opinion. In reliance thereon, we are of the opinion that the 1,792,500 shares of Common Stock of the Company being registered under the aforementioned Registration Statement will, when issued in full pursuant to the options granted and exercised in accordance with the terms of the stock option plans and related stock option agreements, be duly authorized and validly issued, fully paid and non-assessable.

           We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement.

                             Sincerely,

                             /s/ HEWITT & MCGUIRE
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                               HEWITT & MCGUIRE, LLP